Syneron Medical Ltd. (4-298651-51)

                                     MINUTES

      OF THE ANNUAL & SPECIAL GENERAL AND CLASS MEETING OF THE SHAREHOLDERS

                    DULY CONVENED AT THE COMPANY'S OFFICES, ON APRIL 1, 2004

Present: All the shareholders (via voting reply, proxy or present)


Chairman: Mr. Moshe Mizrahy

The Chairman:

Due notice was sent to all shareholders. The shareholders present at the Meeting (in person, by voting reply or by proxy) constitute a legal quorum (and 100% of the voting power of the Preferred B Shares).


It was unanimously resolved:

1.     AMENDMENT OF ARTICLES.

       To amend the first sentence of Article 66 allowing for the appointment of up to 7 directors as follows:

       "THE  NUMBER OF  DIRECTORS  WILL BE NO MORE  THAN  SEVEN AND NO LESS THAN
       ONE."

       These resolutions are deemed to have been received in compliance with any veto rights existing to any shareholder or class of shareholders of the Company.

2.     APPOINTMENT OF MR. SHIMON ECKHOUSE AS A MEMBER OF THE BOARD

       It was unanimously resolved to appoint Mr. Shimon Eckhouse as the sixth member of the Board of Directors of the Company ("Board").



                                                  -----------------------
                                                      Moshe Mizrahy
                                                  Chairman of the Meeting